EXHIBIT 99

  For Immediate Release-6/23/04
  Contact: Shannan B. Guthrie
  PR Manager, 717/ 354-3612
  sbguthrie@bbnb.com

               PennRock Board Approves Stock Repurchase

  Blue Ball, Pa--PennRock Financial Services Corp. (Nasdaq: PRFS), a bank holding company for Blue Ball National Bank, PennRock Financial Advisors, N.A. and PennRock Insurance Group, Inc., announced that the Board of Directors has authorized the repurchase of up to 300,000 shares of its common stock, or approximately 3.9% of such shares now issued and outstanding.

  The repurchases are authorized to be made from time to time in an open market or privately negotiated transactions during the next year. According to Melvin Pankuch, Executive Vice President and Chief Executive Officer, the repurchased shares will be held as treasury shares available for issuance in connection with future stock dividends and stock splits, employee benefit plans, executive compensation plans, the Dividend Reinvestment Plan and other appropriate corporate purposes.

  PennRock has repurchased approximately 61,059 shares of its common stock during the past 12 months, representing approximately 0.8% of such shares outstanding, pursuant to a stock repurchase program authorized by the Board of Directors in June of last year.

  PennRock Financial Services Corp., headquartered in Blue Ball, PA is a bank holding company with over $1.1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc. Blue Ball National Bank provides a broad range of banking services to consumers, small businesses and corporations through 17 offices in south-central and southeastern Pennsylvania. PennRock Financial Advisors, N.A. offers asset management, corporate retirement plan administration, third party administration, and investment management & trust services to clients in southeastern Pennsylvania, New Jersey and Delaware. PennRock Insurance Group, Inc. sells annuities and life insurance products. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.